UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2007

Collexis Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-33495	20-0987069
(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street, Suite 980, Columbia, SC	29201
(Address of principal executive offices)	(Zip Code)

(803) 727-1113
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On December 26, 2007, Collexis Holdings, Inc. (“Collexis” or “we”) closed the sale of 2,944,000 shares of common stock at $0.75 per share to a single investor in a private offering under the exemption from registration contained in Section 4(2) of the Securities Act of 1933. There was no general solicitation. Collexis received gross proceeds from the offering of approximately $2,208,000. No placement fees were payable in connection with this offering. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

Item 8.01	Other Events.

On October 19, 2007 as we previously announced, we entered into a Share Purchase Agreement with the shareholders and managing directors of SyynX Solutions GmbH (“SyynX”), a privately-held software company based in Cologne, Germany. Under the Share Purchase Agreement, we agreed to purchase all of the capital stock of SyynX for an aggregate cash consideration of €5,923,267, or approximately US$8,488,343 at then current exchange rates. SyynX was our long-time software development partner. Under the terms of Share Purchase Agreement, we agreed to pay the sellers in four installments.

On December 26, 2007, we used the proceeds of the offering described in Item 3.02 above to make the first installment payment of €1,500,000 due to the sellers on December 31, 2007. At current exchange rates, we paid $2,167,350. (The payment amount reflected a €500,000 reduction in light of the termination of Collexis’ right to receive reimbursement of a €500,000 option payment previously made by Collexis B.V. to SyynX.) We intend to use the remaining $40,650 in offering proceeds for working capital.

The table below describes the remaining payments we owe to the sellers. We are required to pay interest at the rate of 1% per annum on the deferred portion of the purchase price beginning January 14, 2008.

Remaining Payment Dates	Remaining Payment Amounts in Euros	Remaining Payment Amounts in US Dollars at Current Exchange Rates*

October 1, 2008	1,485,149	2,187,327
October 1, 2009	1,224,918	1,804,059
October 1, 2010	1,212,871	1,785,952

	€3,922,938	$5,777,338

*	Because the amounts we owe the sellers are payable in Euros, the payment amounts in US Dollars will fluctuate based on the exchange rates at the time of payment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.
Dated: December 31, 2007

By:  /s/ William D. Kirkland

William D. Kirkland
Chief Executive Officer
Chief Financial Officer

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